CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - April 2007
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (23,421.421 units) at March 31, 2007              $ 40,046,279
Additions of 41.155 units on April 30, 2007                             71,950
Redemptions of (183.363) units on April 30, 2007                      (320,569)
Offering Costs                                                         (30,807)
Net Income - April 2007                                                931,752
                                                                  ------------

Net Asset Value (23,279.213 units) at April 30, 2007              $ 40,698,605
                                                                  ============

Net Asset Value per Unit at April 30, 2007                        $   1,748.28
                                                                  ============



                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                       $   123,580
    Change in unrealized                                               515,667

  Gains (losses) on forward and options on forward contracts:
    Realized                                                            73,654
    Change in unrealized                                               171,766
  Interest income                                                      168,626
                                                                  ------------

                                                                     1,053,293
                                                                  ------------

Expenses:
  Brokerage fee                                                        109,088
  Performance fee                                                            0
  Operating expenses                                                    12,453
                                                                  ------------

                                                                       121,541
                                                                  ------------

Net Income (Loss) - April 2007                                    $    931,752
                                                                  ============

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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on April 30, 2007                        $   1,748.28

Net Asset Value per Unit on March 31, 2007                        $   1,709.81

Unit Value Monthly Gain (Loss) %                                          2.25 %

Fund 2007 calendar YTD Gain (Loss) %                                     (3.70)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                       /s/ Theresa D. Becks
                                       ------------------------------------
                                       Theresa D. Becks, Chief Executive Officer
                                       Campbell & Company, Inc.
                                       Managing Owner
                                       Campbell Alternative Asset Trust

                                       Prepared without audit

Dear Investor,

      Equity Trading Drives Positive Performance in April ...

      Gains from the equity sector carried performance for the month. Global equity themes consisted of impressive earnings and continued M&A activity backed by an unfettered access to liquidity and a lack of concern for signs of creeping inflation and bank hikes.

      Trading in currencies was also profitable on negative US Dollar sentiment and strong performance of several currencies versus the Yen. Commodity trading was also positive as copper prices rallied on China's release of high import figures.

      Profits earned in fixed income trading throughout the month were given back on the last day. The rise in yields early in the month reversed when US bond prices spiked (10-year yields dropped back to unchanged) on a weaker than expected PCE (Personal Consumer Expenditures) Index, the Fed's favorite measure of inflation.

      If you have any questions, please do not hesitate to contact me.

      Sincerely,

      Terri Becks
      President & CEO